CONTACT:	Jeff Tryka, CFA
Investor Relations
(616) 295-2509
jtryka@horizonglobal.com

Horizon Global Board of Directors Appoints Terrence G. Gohl as Chief Executive Officer
Gohl also appointed to the Company’s Board of Directors

Troy, Michigan, August 30, 2019 — Horizon Global Corporation (NYSE: HZN), the world’s leading manufacturer of branded towing and trailering equipment, announced today that the Company’s Board of Directors appointed Terrence G. Gohl as Chief Executive Officer. Gohl has also been appointed to Horizon Global’s Board, effective immediately. These appointments follow the Board’s acceptance of Carl Bizon’s resignation from his executive positions and as a director.
John C. Kennedy, Chair of Horizon Global’s Board of Directors, stated, “We are pleased to announce Terry as Horizon Global’s Chief Executive Officer. Terry brings decades of automotive industry experience, as well as substantial operational and turnaround expertise, which will help to further the Company’s business improvement initiatives and accelerate its return to historical performance levels.”
Kennedy continued, “We believe Terry is the right leader at the right time. Terry will be able to draw upon his vast experience, including as President and CEO of Key Plastics through its successful turnaround. The Board looks forward to Terry’s immediate contributions as he leads Horizon Global through its current turnaround.”
Kennedy added, “As a Company, we remain committed to offering best-in-class towing and trailering solutions to our customers and maximizing the long-term value of the business to benefit our shareholders, our employees and all of our stakeholders.”
Prior to joining Horizon Global, Gohl served as Chief Operating Officer at International Automotive Components (IAC), a leading global supplier of automotive components and systems. While at IAC, Gohl was responsible for 50 manufacturing locations and 23 technical centers globally. Prior to his role at IAC, Gohl served as President and CEO of Key Plastics, LLC, a supplier of injection molded plastic components to automotive OEMs, where Gohl’s strategic leadership and operational expertise were pivotal to its restructuring and turnaround, resulting in substantial improvement in financial performance and a successful sale of the business. Gohl has previously held executive positions with multiple Tier 1 automotive suppliers, including Visteon Corporation, Tower Automotive and Lear Corporation.
Kennedy commented, “We would like to thank Carl Bizon for his leadership. As Horizon Global’s Chief Executive Officer, Carl led the Company through the beginning stages of its turnaround. Carl also played a key role in the recent sale of Horizon Global’s Asia-Pacific (APAC) business, which was a success for Horizon Global and its shareholders. Previously, as President of the APAC business, Carl transformed the business from a small regional player to the established market leader in Australia and New Zealand.”
Kennedy concluded, “After years of service to Horizon Global and its subsidiaries, Carl would now like to spend more time with his family in Australia. We wish him well in his future endeavors.”
About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage our employees and create value for our shareholders. Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Reese, Tekonsha, and Westfalia. Horizon Global has approximately 4,200 employees in 37 facilities across 15 countries. For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to; the Company’s ability to meet its covenants in the agreements governing its debt, or obtain any amendments or waivers thereto; the Company’s ability to successfully refinance all or a portion of its secured debt; the Company’s ability to regain compliance with the NYSE’s continued listing standards and maintain such compliance; the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions, including the impact of any tariffs, quotas or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the success of our Action Plan, including the actual amount of savings and timing thereof; the success of our business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company's exposure to product liability claims from customers and end users, and the costs associated therewith; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.